Exhibit 99.1

Hot Topic to Acquire Geeknet, Inc.,

Parent Company of Online Retailer ThinkGeek

Los Angeles, CA and Fairfax, VA — May 26, 2015 — Hot Topic, Inc. (“Hot Topic”), a leading mall and web-based specialty retailer, and Geeknet, Inc. (Nasdaq: GKNT, “Geeknet”), the parent company of online retailers ThinkGeek and ThinkGeek Solutions, today announced that they have entered into a definitive agreement under which Hot Topic will acquire all of the outstanding shares of Geeknet, Inc. common stock at a purchase price of $17.50 per share.  The transaction will be completed by means of a tender offer to be commenced shortly.  The transaction has a total equity value of approximately $122 million, including $37 million of cash and cash equivalents as of March 31, 2015.

“We are pleased to have entered into this agreement and look forward to adding Geeknet’s innovative products and services to our portfolio,” said Lisa Harper, Chief Executive Officer of Hot Topic. “Geeknet’s unique concept and approach to the online retail community is a strong fit with our business strategy, which is focused on delivering great products for avid fans of various licensed properties, and we are excited about the opportunity to help drive profitable growth and further enhance value for Geeknet’s customers.”

“Our Board and management team believe this transaction is in the best interest of the Company and its stockholders,” said Kathryn McCarthy, Chief Executive Officer of Geeknet. “We remain focused on increasing our visibility, providing a platform to stimulate ideas and creativity, and expanding our product offerings to keep up with industry and customer demands. As a subsidiary of Hot Topic, Geeknet will be well-positioned to achieve these goals.”

Pursuant to the agreement, the tender offer will commence no later than June 19, 2015. Consummation of the tender offer is subject to certain customary conditions. Shareholders representing approximately 21% of Geeknet outstanding shares have committed to participate in the tender offer.

Guggenheim Securities served as Geeknet’s exclusive financial advisor and Wachtell, Lipton, Rosen & Katz served as its legal advisor.  Kirkland & Ellis LLP and the Law Offices of Gary M. Holihan, PC served as legal advisors to Hot Topic.

About Hot Topic, Inc.

Hot Topic, Inc. is a leading mall and web-based specialty retailer offering music/pop culture licensed and influenced apparel and accessories. The company operates more than 650 stores in the U.S. and Canada. Based in Los Angeles, CA, Hot Topic, Inc. is a portfolio company of Sycamore Partners, a private equity firm based in New York specializing in retail and consumer investments.

About Geeknet, Inc.

Geeknet, Inc. (NASDAQ: GKNT) is the parent company of ThinkGeek and ThinkGeek Solutions.  ThinkGeek is the premier retailer for the global geek community.  Since 1999, ThinkGeek has been creating a world where everyone can express their inner geek, embrace their passions, and connect with each other.  ThinkGeek Solutions, which distributes video game-themed merchandise through licensed web-stores for the gaming community, joined our Geeknet family in August 2014.  Our obsession is creating and sharing unique and authentic product experiences that stimulate our fans’ imaginations and fuel their geek core.  We believe that there is a geek in everyone and that it should be celebrated.  Want to learn more?  Check out thinkgeek.com or geek.net.

Additional Information

The tender offer for the outstanding common stock of Geeknet, Inc. (“Geeknet”) referred to in this communication has not yet commenced.  This communication is not an offer to purchase or a solicitation of an offer to sell shares of Geeknet’s common stock.  The solicitation and the offer to purchase shares of Geeknet’s common stock will only be made pursuant to an offer to purchase and related materials that Hot Topic and Gadget Merger Sub Inc., a wholly owned subsidiary of Hot Topic (“Acquisition Sub”), intend to file with the Securities and Exchange Commission (the “SEC”).  At the time the tender offer is commenced, Hot Topic and Acquisition Sub will file a Tender Offer Statement on Schedule TO with the SEC, and soon thereafter Geeknet will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.  GEEKNET STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.  The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Geeknet at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov.

Forward-Looking Statements

This release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events.  Geeknet intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.  The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties.  Various factors could adversely affect Geeknet’s operations, business or financial results in the future and cause its actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in Geeknet’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 23, 2015 and in Geeknet’s subsequently filed Form 10-Q, as well as, among other things: (1) the ability to obtain requisite regulatory approvals required to complete the proposed transaction with Hot Topic, (2) the satisfaction of the conditions to the consummation of the proposed transaction, (3) the timing of the completion of the proposed transaction and (4) the potential impact of the announcement or consummation of the proposed transaction on Geeknet’s relationships, including with employees, suppliers and customer.  Given these uncertainties, undue reliance should not be placed on these forward-looking statements.  Geeknet does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts:

For Geeknet, Inc.

ir@geek.net

For Hot Topic, Inc.

Michael Freitag, Sharon Stern or Leigh Parrish

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449